Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

ACQUISITION BY

DATA443 RISK MITIGATION, INC.

OF

SUBSTANTIALLY ALL OF THE ASSETS

OF

CENTURION HOLDINGS I, LLC

January 19, 2022

ASSET PURCHASE AGREEMENT

I

PARTIES

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of the 19th day of January, 2022 (the “Execution Date”), by and among DATA443 RISK MITIGATION, INC., a North Carolina corporation (“Data443”), ATDS (as defined herein), CENTURION HOLDINGS I, LLC, a Missouri limited liability company (“Seller”), and solely for purposes of Article XIV, the Majority Members (as defined herein). Data443, ATDS, Seller and the Majority Members are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A.	Seller is engaged in the business of developing and providing data security solutions, including, without limitation, Seller’s software products marketed under the name “SmartShield”. The SmartShield products, including SmartShield, The Kure, Smartshield Enterprise and SmartShield Home and all products and versions thereof (including enterprise and consumer versions), including those currently under development by Seller, and all software code primarily related to or otherwise necessary for such products, are referred to herein as the “Products”.

B.	The business, activities, and operations of Seller with respect to the Products, including the development, design, manufacturing, sale, and distribution thereof are referred to herein as the “Business”.

C.	Seller desires to sell the Products, the Business, and all assets used in connection with the operation of the Business, and Data443 desires to purchase said assets from Seller pursuant to the terms, covenants, and conditions contained herein.

D.	As further outlined below, unless specifically provided to the contrary, the purchase of the Products, the Business, and all assets other than the Excluded Assets used in connection with the operation of the Business shall include, without limitation, (1) subject to the license set forth in Section 13.4(b), all Intellectual Property Assets (as defined herein); (2) all agreements and contract rights, including licenses and sublicenses and customer agreements (collectively, the “Assigned Contracts”); (3) all computer assets, both hardware and software, and all related licenses (the “Computer Assets”); (4) all Internet related assets, such as domain names, Web Sites, and all related accounts and rights; (5) all customer lists and potential customer lists; (6) all telephone and fax lines and numbers, and all E-Mail addresses; and, (7) all other intangible assets and proprietary information and all other assets which are owned, held or used by Seller in connection with the Business (collectively referred to as the “Purchased Assets”).

E.	The Parties have previously executed that certain Term Sheet on or around 04 August 2021 (the “Term Sheet”). This Agreement shall expressly supersede the Term Sheet, and the Term Sheet shall be of no further force and effect upon execution of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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III

DEFINED TERMS AND INTERPRETATION

3.1 Definitions. The following capitalized terms shall have the respective meanings specified in this Article III. Other terms defined elsewhere herein shall have meanings so given them.

Affiliate. “Affiliate” shall mean with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

ATDS. “ATDS” shall mean Data443 Risk Mitigation, Inc., a Nevada corporation, which trades on the OTC Markets Pink Sheet under the ticker symbol ATDS, and is the corporate parent of Data443.

Closing Documents. “Closing Documents” shall mean this Agreement; all agreements attached hereto as Exhibits; and, all other additional agreements and documents executed and otherwise required to be delivered in connection with the Closing hereunder.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time-to-time, and the rules and regulations thereunder.

Common Stock. “Common Stock” shall mean the common stock of ATDS.

Confidential Information. “Confidential Information” shall mean any information concerning the businesses and affairs of a respective Party that is not already generally available to the public.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time-to-time, and the regulations adopted thereunder.

Intellectual Property Assets. “Intellectual Property Assets” shall mean and include all of Seller’s right, title and interest in and to the following, as well as all other general intangibles of a like nature and all (i) goodwill, and (ii) confidential data or information relating to the below listed items, the Products and the Business:

(a) The name SmartShield and all derivations thereof used by Seller, all fictional business names, trading names, designs, registered and unregistered trademarks, registered and unregistered service marks, and applications, assumed names, domain names, URLs, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, the “Marks”);

(b) All patents, patent applications (including divisions, provisionals, continuations, continuations in-part and renewal applications), any renewals, extensions or reissues thereof, in any jurisdiction), and inventions and discoveries that may be patentable (collectively, the “Patents”);

(c) All copyrights in both published works and unpublished works (collectively, the “Copyrights”);

(d) All know-how, trade secrets, confidential information, customer lists, databases, source codes, object codes, works of authorship, technical information, data, process technology, user interfaces, proprietary concepts, ideas, techniques, business models and methodologies, plans, drawings, and blue prints owned, used, or licensed by Seller as licensee or licensor (collectively, the “Trade Secrets”);

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(e) All software, including all types of computer software (including software programs, objects, modules, operating systems, routines, algorithms application programs, software tools, firmware, and any other software code, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, and other proprietary information and technologies used primarily in, or which are otherwise necessary for, conducting the Business, including without limitation any of the above related to software programs and updates, upgrades, new versions and new releases of such software programs currently under development by or for Seller, whether owned by Seller or held by Seller under any licenses or sublicenses;

(f) All things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are exclusively used by Seller in the conduct of the Business or developed by Seller exclusively for use in the Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Business;

(g) Any and all design and code documentation, trade secrets, copyrights, business partnerships, relationships in progress, processes, design information, product information, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind used in or derived from the Purchased Assets; and

(h) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing, unless expressly provided herein to the contrary.

IRS. “IRS” shall mean the Internal Revenue Service.

Knowledge. “Knowledge of Seller”, “Seller’s Knowledge” or similar phrases shall mean, the actual knowledge of Ben “Tripp” Manheimer III or John A. Modica. “Knowledge” with respect to Data443 or ATDS, shall mean that such Party will be deemed to have actual knowledge of a particular fact or other matter if:

(a) the Party is an individual, such individual is actually aware of such fact or other matter; or

(b) the Party is an individual, that a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; or

(c) the Party is other than an individual, and any individual who is serving, or who has at any time served, as a director or officer of such Person (or in any similar capacity) has, or at any time had, Knowledge (as defined in (a) or (b) above) of such fact or other matter.

Losses. “Losses” shall mean any and all costs (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of legal counsel) losses, claims, liabilities, fines, penalties, damages, demands, judgments, debts, obligations, causes of action and expenses.

Majority Members. “Majority Members” shall mean SSJ7, LLC, a Missouri limited liability company, Ben “Tripp” Manheimer III, individually, and John A. Modica, individually.

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Material Adverse Effect. “Material Adverse Effect” shall mean the following:

(a) with respect to Seller, (i) a material adverse effect on the financial condition, business, results of operations or properties of Seller, or (ii) an effect which would materially impair Seller’s ability to timely to consummate the transactions contemplated under this Agreement; provided, however, that a “Material Adverse Effect” shall not include any material adverse effect that results from (A) general economic, social, political or other conditions or events that affect in general the industry in which Seller operates; (B) any changes in financial or securities markets in general; (C) acts of war (whether or not declared), armed hostilities or terrorism, pandemics or epidemics (including but not limited to the COVID-19 pandemic) or the escalation or worsening thereof; (D) any action required or permitted by this Agreement or taken by Seller at the written request of Data443; (E) any changes in applicable laws or accounting rules, including GAAP; or (G) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions.

(b) with respect to Data443, (i) a material adverse effect on the financial condition, business, results of operations or properties of Data443 on a consolidated basis, other than a material adverse effect that results from general economic, social, political or other conditions or events that affect in general the industry in which Data443 operates, or (ii) an effect which would materially impair Data443’s ability timely to consummate the transactions contemplated under this Agreement.

Ordinary Course of Business. “Ordinary Course of Business” shall mean an action taken by a Person only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business that are not yet due and payable; and (c) any encumbrances arising under the Member Loans that will be satisfied as and when the Note is paid to Seller.

Person. “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, unincorporated organization, governmental entity, or any other type of entity.

Post-Closing Tax Period. “Post-Closing Tax Period” shall mean a Tax period or portion thereof that commences on the day immediately following the Closing Date.

Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean a Tax period or portion thereof that ends on the Closing Date.

“R&W Insurance Policy” shall mean the “buy-side” representations and warranties insurance policy to be issued by CFC Underwriting Limited to Data443 as of the Closing Date. If the terms of the R&W Insurance Policy are reasonably acceptable to all Parties, then the Parties will split the cost of the policy premium.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended from time-to-time, and the regulations adopted thereunder.

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SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Security Interest. “Security Interest” shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

Selling Parties. “Selling Parties” shall mean, collectively, Seller and each of the Majority Members.

Straddle Period. “Straddle Period” shall mean a Tax period beginning before the Closing Date and ending after the Closing Date.

Subsidiary. “subsidiary” shall mean any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other governing board.

Tax or Taxes. “Tax” or “Taxes” shall mean any and all U.S. federal, state, local, and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties, and additions imposed by a governmental authority with respect to such amounts.

Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction Expenses. “Transaction Expenses” shall mean and include all reasonable, actual, and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, and investment bankers to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to (i) the authorization, preparation, negotiation, execution, and performance of this Agreement; (ii) the preparation, printing, filing, and mailing of any filings made or contemplated by that Party in connection with this Agreement and the transactions envisioned hereunder; and, (iii) all other matters related to the consummation of the transactions contemplated under this Agreement.

3.2 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied. When used herein, the term “financial statements” shall include the notes and schedules attached thereto. The term “GAAP” means generally accepted accounting principles consistently applied as in effect from time to time.

3.3 Interpretation.

3.3.1. Entire Agreement. This Agreement, together with all other Closing Documents, contain the entire agreement and understanding of the Parties in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes (i) any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein; and, (ii) any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

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3.3.2. Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

3.3.3. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that (i) if the action is initiated by Data443, ATDS or any of their Affiliates, the Federal District Court for the Eastern District of Missouri shall be the sole jurisdiction and venue for the bringing of such action, or if federal jurisdiction is not proper, the state courts located in St. Louis County, Missouri; and, (ii) if the action is initiated by Seller or any of its Affiliates, the Wake County Superior Court in North Carolina shall be the sole jurisdiction and venue for the bringing of such action.

3.3.4. Successors and Assigns. Each and all of the covenants, terms, provisions, conditions, and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties. This Agreement is not assignable by a Party without the expressed written consent of all Parties.

3.3.5. Time. All Parties agree that time is of the essence as to this Agreement.

3.3.6. No Third Party Beneficiaries. Except as set forth in Article XVI, this Agreement has been entered into solely by and between the Parties, solely for their benefit. There is no intent by any Party to create or establish a third party beneficiary to this Agreement, and except as expressly provided in Article XVI, no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

3.3.7. Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties; is the product of the work and efforts of all Parties; and, shall be deemed to have been drafted by all Parties. Each Party has had the opportunity to be represented by independent legal counsel of its choice. In the event of a dispute, no Party shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

3.3.8. Agreement Provisions, Exhibits, and Schedules. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, or Schedule, such reference shall be to said item of this Agreement unless otherwise indicated. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

3.4 Additional Definitions and Interpretation Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to “Dollars” or “$” shall be construed as being United States Dollars; (vi) the term “including” is not limiting and means “including without limitation”; and, (vii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

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IV

SALE AND TRANSFER OF THE PURCHASED ASSETS

4.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date specified in Section 13.1 herein, Seller shall sell, transfer, assign, convey, and deliver to Data443, and Data443 shall purchase from Seller, all right, title, and interest in and to the Purchased Assets, pursuant to this Agreement, free of all Security Interests, and as further reflected in and evidenced by that certain Bill of Sale in the form mutually agreed to by the Parties (the “Bill of Sale”).

4.2 Scope of the Purchased Assets. The Purchased Assets shall include any and all right, title, and interest in and to tangible and intangible assets of Seller used or useful in connection with the Products and the operation of the Business, unless specifically excluded to the contrary herein, which Seller may retain for its own use and benefit, as further particularly described in Section 5.1, below.

4.3 Purchase Price.

4.3.1 Amount. The aggregate purchase price for the Purchased Assets shall be Three Million Four Hundred Thousand Dollars ($3,400,000) (the “Purchase Price”), payable in accordance with Section 4.3.2 below.

4.3.2. Payment. The Purchase Price, as determined above, shall be payable in the following form and manner:

(a) Two Hundred Fifty Thousand Dollars ($250,000) payable in cash at Closing in the form of a wire transfer of immediately available funds in accordance with instructions to be provided by Seller.

(b) Two Million Nine Hundred Thousand Dollars ($2,900,000) payable pursuant to a promissory note issued by Data443 in favor of Seller at Closing in the form mutually agreed to by the Parties (the “Note”).

(c) Two Hundred Fifty Thousand Dollars ($250,000) in the form of a contingent payment, as further described in Section 4.5, below (the “Contingent Payment”).

4.3.3 Seller Transaction Expenses. In addition to the Purchase Price, at the Closing, Data 443 shall pay all of Seller’s Transaction Expenses incurred by Seller to revise the initial version of this Agreement and draft the Closing Documents (all of which Data443 originally agreed to prepare) in the amounts and to the payees identified by Seller by wire transfer of immediately available funds to the account(s) designated by the applicable payees.

4.4 Intentionally Deleted.

4.5 Contingent Payment. The Contingent Payment is expressly part of the Purchase Price and shall be treated as deferred purchase price. The Contingent Payment shall be payable in ten (10) equal installments of Twenty Five Thousand Dollars ($25,000) each, in the form of wire transfer of immediately available funds in accordance with instructions to be provided by Seller, each time Data443 collects a total of One Hundred Thousand Dollars ($100,000) through its ownership, use and/or operation of the Purchased Assets and/or the Business or from the sale of Products, less all discounts, returns and credits; provided, however, that for so long as the Note is outstanding, the Contingent Payments shall be added to the principal balance of the Note and paid out in accordance with the terms of the Note. Payments of the Contingent Payment shall be made (or, if applicable, added to the principal balance of the Note) within fifteen (15) days after the Business achieves a $100,000 milestone, and Data443 shall provide Seller with monthly reports detailing collections received and all other documentation reasonably requested by Seller to confirm such amounts. Payments of the Contingent Payment shall cease on the eighteen (18) month anniversary of the Closing, after which time no further payments of the Contingent Payment will be tendered even if the entire Contingent Payment has not been paid (or accrued under the Note, as applicable). Data443 covenants and agrees to use its best efforts to operate the Business after the Closing Date and collect all funds owing in the Ordinary Course of Business. Any indemnification due and owing to Data443 shall first reduce the amount of the Contingent Payment.

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4.6 Allocation of Purchase Price. The Parties agree to allocate the Purchase Price among the Purchased Assets pursuant to the asset allocation mutually agreed to by Seller and Data443 within 30 days following the Closing. The allocation of the Purchase Price is intended to comply with the requirements of Section 1060 of the Code. The Parties covenant and agree that (i) such allocation will be determined in an arm’s length negotiation and none of the Parties shall take a position on any tax return (including IRS Form 8594), before any tax authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other Parties to this Agreement or unless specifically required pursuant to a determination by an applicable tax authority; (ii) they shall cooperate with each other in connection with the preparation, execution, and filing of all tax returns related to such allocation; and, (iii) they shall promptly advise each other regarding the existence of any tax audit controversy or litigation related to such allocation. Any adjustments to the Purchase Price shall be allocated among the Purchased Assets in a manner consistent with the allocation methodology used to the initial asset allocation.

4.7 Transfer Taxes and Similar Expenses. Any transfer taxes, sales taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses (collectively, “Transfer Taxes”) incurred as a result of the transfer of the Purchased Assets to Data443 hereunder or under any of the other transactions contemplated by the Closing Documents shall be borne and paid by the Party responsible for paying such taxes under applicable law. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 4.7 shall survive the Closing Date for the full period of any applicable statute of limitations plus sixty (60) days.

To the extent relevant to the Purchased Assets, each Party shall (i) provide the other assistance as may be reasonably requested in connection with the preparation of any Tax return or the conduct of any audit or examination or other proceeding and (ii) retain for the applicable statute of limitations and provide the other with information that may be relevant to the preparation of a Tax return, or the conduct of an audit, examination or other proceeding relating to Taxes.

4.8 Other Tax Matters.

(a) For purposes of this Agreement, if any Tax relates to a Straddle Period (other than Transfer Taxes which shall be allocated in accordance with Section 4.7), the Parties shall use the following conventions for determining the portion of such Tax that relates to a Pre-Closing Tax Period and the portion that relates to a Post-Closing Tax Period (so as to apportion to Seller the portion of such Taxes attributable to the Pre-Closing Tax Period, and to apportion to Data443 that portion of the Taxes attributable to the Post-Closing Tax Period): (i) personal property Taxes, ad valorem Taxes, and other similar Taxes levied on a periodic basis with respect to the Business and/or the Purchased Assets (“Periodic Taxes”) for any Straddle Period, whether imposed or assessed before or after the Closing Date, shall be prorated between the Pre-Closing Tax Period and the Post-Closing Tax Period by multiplying the Periodic Taxes for the entire Straddle Period by a fraction, (A) the numerator of which is (in the case of, and for purposes of allocating to, the Pre-Closing Tax Period) the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (B) the numerator of which is (in the case of, and for purposes of allocating to, the Post-Closing Tax Period) the number of calendar days in the portion of the Straddle Period immediately following the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), whether imposed or assessed before or after the Closing Date shall be prorated between the Pre-Closing Tax Period and the Post-Closing Tax Period using a “closing of the books methodology.”

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(b) If the Taxes for any Straddle Period are subject to proration but instead are paid in full by one Party, the amount of Taxes allocable to, and paid by, the other Party shall be promptly paid by such other Party upon notification thereof and the furnishing of evidence of such payment by the paying Party. In the event that either Party receives a refund of any portion of the Taxes previously allocated to and paid by the other Party, the amount of such refund allocable to the other Party shall be paid to such other Party promptly following the receipt of such refund by the receiving Party.

V

ASSETS AND LIABILITIES

5.1 Excluded Assets. Except as expressly provided to the contrary in this Section 5.1 or on Schedule 5.1 (the “Excluded Assets”), attached hereto and incorporated herein by reference, upon purchase of the Purchased Assets by Data443, Seller shall retain no right to any assets related to the Products or the Business. Notwithstanding anything in this Agreement to the contrary, the Parties expressly acknowledge and agree that until such time as the Note is paid in full: (a) ownership of the Intellectual Property Assets will not transfer to Data443; (b) Seller shall retain ownership of the Intellectual Property Assets; and (c) Seller shall grant Data443 an exclusive license to use the Intellectual Property Assets pursuant to and in accordance with the provisions of Section 13.4(b) below.

5.2 Assumed Liabilities. Except as expressly provided to the contrary herein and on Schedule 5.2 (the “Assumed Liabilities”), attached hereto and incorporated herein by reference, Data443 shall not, and expressly does not, assume any liabilities, obligations, or commitments of Seller, known or unknown, contingent or otherwise, of whatsoever kind or nature. By way of example and not limitation, the following shall not be an Assumed Liability:

(a) any obligation to employees of Seller for severance, termination, accrued payroll, vacation, or similar benefits, whether or not said employees are engaged by Data433 after the Closing;

(b) any obligation arising under or related to any pension, retirement, vacation, insurance, option or other form of benefit plan of Seller or relating to Seller’s employees relating to periods prior to the Closing Date;

(c) any obligation related to or arising out of any loans, notes, bank debt, extensions of credit, or similar obligations;

(d) any obligation with respect to Taxes due, accrued, or relating to a time prior to the Closing Date or resulting from this Agreement or the transaction(s) contemplated hereby;

(e) any obligation arising under any arbitration or litigation proceeding pending as of the Closing Date, whether or not disclosed in this Agreement;

(f) any obligation due to any member, manager, officer, or Affiliate of Seller;

(g) any obligations arising under any employment agreements to which Seller is a party;

(h) any obligations as a licensee under any licenses that will not be assigned to Data443 pursuant to this Agreement;

(i) any trade debt and all similar obligations incurred prior to the Closing Date whether or not incurred for the operation of the Business;

(j) all indebtedness of Seller owed to the owners of Seller or their respective Affiliates, which will remain outstanding following the Closing (collectively, the “Member Loans”); and

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(k) all other liabilities and obligations not expressly included within the definition of “Assumed Liabilities”.

5.3 Maintenance Obligations.

5.3.1. Defined and Description. Schedule 5.3.1., attached hereto and incorporated herein by reference, sets forth a true and complete list of all written warranties, maintenance agreements, and support agreements of the Business in respect of the Products and the Business which are now in effect and are to be performed after the Closing (collectively, the “Maintenance Obligations”).

5.3.2. Fulfillment of Maintenance Obligations. Data443 hereby agrees to assume and otherwise satisfy all Maintenance Obligations only to the extent such Maintenance Obligations are to be performed after Closing for reasons other than any breach, violation, or default by Seller of any its obligations prior to Closing. Accordingly, Data443 covenants that it shall, solely at the expense of Data443, comply with and fulfill in all material respects all of the duties and obligations under all of the Maintenance Obligations. In connection therewith, Data443 shall employ sufficient personnel with technical and functional expertise to satisfy its obligations under the Maintenance Obligations at a level consistent with all contractual requirements and industry norms.

5.4 Right to Indemnification. In the event Seller fails to make any payment with respect to any of the liabilities, obligations, or commitments of Seller not assumed hereunder, or fails to fulfill any of Maintenance Obligations not otherwise assumed under Section 5.3.2., above (collectively, the “Unpaid Liabilities”), Data443 may elect to pay or satisfy such Unpaid Liabilities, in addition to any other costs or charges, if any, associated with the Unpaid Liabilities (the “Associated Costs”), if Data443 determines, in its sole and absolute discretion, that such payment is necessary or desirable to allow the Business, as acquired by Data443 hereunder, to continue on an uninterrupted basis or to maintain the business reputation of Data443. However, (i) Data443 shall be required to give Seller fifteen (15) days prior written notice, which notice shall set forth the amount and identity of the Unpaid Liabilities and Associated Costs; and, (ii) Seller shall not have paid such Unpaid Liabilities and Associated Costs within such fifteen (15) day period or taken reasonable steps to contest such Unpaid Liabilities where Seller has reasonable basis to contest such Unpaid Liabilities. Seller hereby acknowledges and agrees that if Data443 pays any Unpaid Liabilities or Associated Costs, Data443 shall have the right to indemnification under Article XVI below, for such Unpaid Liabilities and/or Associated Costs.

5.5 Overlapping Code. Seller represents and warrants to Data443 that it has used diligent efforts to ensure that no software code (including software programs, objects, modules, routines, algorithms and any other software code, in source or object form), other copyrightable works, or inventions (whether or not patentable) that are included within the Purchased Assets are utilized by Seller in or internally in conjunction with any Seller software products or services that are not within the Purchased Assets (for avoidance of doubt, that are not being sold to Data443 hereunder). If, despite those efforts, Seller discovers after the Closing that Seller utilizes some portion of such software code, other copyrightable works or inventions in or internally in conjunction with one or more Seller software products or services that are in production and distribution by Seller, then Seller will notify Data443 immediately upon making that discovery and of the specific overlapping software code, works, or inventions (the “Overlapping Code”). Upon reasonable verification, Data443 will grant to Seller a royalty-free, perpetual, non-exclusive, worldwide license to use, reproduce, distribute (directly or indirectly), display, perform, make, have made, sell, offer for sale and import the Overlapping Code, but only to the extent that such Overlapping Code does not constitute a material part of the Purchased Assets, and solely as then utilized in or internally in conjunction with the versions and editions of such Seller software products or services that are then in production and distribution by Seller. Data443 will also grant to Seller a license to modify the Overlapping Code and distribute such modified Overlapping Code, but solely for purposes of bug fixing. Seller shall have no right or license to use such Overlapping Code in any other Seller products or services. Provided that Seller has complied with the requirement of diligent efforts set forth above, Data443 agrees that Seller shall have no liability to Data443 (or its successors and assigns): (i) for any use or distribution (or other commercial exploitation) of the Overlapping Code between the Execution Date and the date any license granted in accordance with this Section 5.5 comes into effect; or, (ii) if Data443 declines to grant a license because the Overlapping Code is a material part of the Purchased Assets, then, for any use or distribution (or other commercial exploitation) of the Overlapping Code between the Closing Date and a reasonable period after Seller notifies Data443 of the Overlapping Code to enable Seller to cease using and remove the Overlapping Code from Seller’s software products or services.

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VI

INTENTIONALLY DELETED

VII

REPRESENTATIONS AND WARRANTIES BY SELLER

Except as expressly set forth to the contrary in Schedules attached to this Agreement, Seller hereby represents and warrants to Data443 as follows, as of the Closing Date:

7.1 Organization and Good Standing. Seller is a limited liability company, validly existing, duly organized, and in good standing under the laws of the State of Missouri. Except as set forth on Schedule 7.1, Seller has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it. Seller has no subsidiaries.

7.2 Foreign Qualifications. Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

7.3 Authorization.

7.3.1. Operation of Business. Except as set forth on Schedule 7.3.1, Seller has the requisite limited liability company power and authority and all requisite licenses, permits, and franchises necessary to own and operate its properties and to carry on the Business as now being conducted.

7.3.2 Execution of Agreement. Seller has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement and each of the Closing Documents to which it is a party, as well as all transactions contemplated hereunder and thereunder. All authorizations (including, without limitation, consent of the Majority Members) have been secured which are necessary to authorize the execution, delivery, and performance by Seller of this Agreement, and each of the Closing Documents to which it is a party. This Agreement has been, and each of the Closing Documents to which Seller is a party, will, as of the Closing be, duly and validly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.4 Effect of Agreement. Except as set forth on Schedule 7.4, as of the Closing, the consummation by Seller of the transactions herein contemplated, including the execution, delivery, and consummation of this Agreement, will not:

(a) Violate any judgment, statute, law, code, act, order, writ, rule, ordinance, regulation, governmental consent or governmental requirement, or determination or decree of any arbitrator, court, or other governmental agency or administrative body, applicable to and enforceable against the relevant party, work, or activity in question or any part thereof (collectively, “Requirement of Law”) applicable to or binding upon Seller or the Purchased Assets;

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(b) Violate the terms of (i) the Articles of Organization, Operating Agreement, or any similar governance document of Seller; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Seller or to which Seller or the Purchased Assets are subject;

(c) Accelerate or constitute an event entitling the holder of any indebtedness of Seller to accelerate the maturity of such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under any agreement, commitment, contract (written or oral) or other instrument to which Seller is a party or by which it is bound or affected.

7.5 Consents. Except as set forth on Schedule 7.5, no consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement by Seller and the performance of any obligations by Seller contemplated hereunder.

7.6 Title to and Condition of the Purchased Assets. Seller has good and marketable title to, or a valid leasehold interest in or license to use, all of the Purchased Assets. The Purchased Assets are free and clear of all Security Interests and other encumbrances of any nature (other than Permitted Encumbrances). Upon and at Closing, Seller will have assigned, transferred and conveyed to Data443, directly or indirectly, good, valid and marketable title to, or a valid leasehold interest in or license to use, all of the Purchased Assets, free and clear of all Security Interests. All tangible personal property included in the Purchased Assets are in good operating condition and repair, subject to reasonable wear and tear.

7.7 Sufficiency of the Purchased Assets. The Purchased Assets, together with the Intellectual Property Assets, constitute substantially all of the tangible and intangible assets that are used in the conduct of the business of the Business in the Ordinary Course of Business, and, together with the license granted to Data443 pursuant to Section 13.4(b), are sufficient to enable Data443 to continue to conduct the Business as currently conducted by Seller in the Ordinary Course of Business. None of the Purchased Assets are licensed or leased from any third party, and no lease payments, royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any agreement affecting the Purchased Assets. None of the Purchased Assets are licensed to any third party (other than licenses granted to Seller’s customers for the Products).

7.8 Financial Statements. The financial statements of Seller dated October 31, 2021 (the “Financial Statements”), which have been previously delivered by Seller to Data443, are true, complete and accurate in all material respects, have been prepared in accordance with GAAP consistently applied, subject to normal year-end adjustments, and present fairly the financial position of Seller as of the date thereof. Except to the extent reflected and reserved against in the Financial Statements, Seller did not have, as of the date of the Financial Statements, any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those obligations that are not required by GAAP to be included in the Financial Statements.

7.9 Changes in Financial Condition. Since the date of the Financial Statements, there has not been:

(a) Any material change in the condition (financial or otherwise) or business of Seller, except changes in the Ordinary Course of Business, none of which has caused a Material Adverse Effect;

(b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Products or the Business;

(c) Any change in the accounting methods or practices followed by Seller or any change in the depreciation or amortization policies or rates adopted by Seller (whether or not presently outstanding), except liabilities incurred, and obligations under agreements entered into, in the Ordinary Course of Business; or

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(d) Any sale, lease, abandonment or other disposition by Seller, other than in the Ordinary Course of Business, of any machinery, equipment or other operating properties directly or indirectly related to the Business.

7.10 Legal Proceedings. Except as set forth in Schedule 7.10, attached hereto and incorporated herein by reference, there is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or to the Knowledge of Seller, threatened against Seller, the Business or any of the Purchased Assets (or in which Seller or the Business is plaintiff or otherwise a party thereto), and, to the Knowledge of Seller, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. There is no continuing order, injunction, or decree of any court, arbitrator, or governmental or administrative authority to which Seller or the Business is a party or to which it or any of the Purchased Assets is subject. Seller has not been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or regulatory body from engaging in or continuing any conduct or practice.

7.11 Permits and Licenses. Except as would not have a Material Adverse Effect, Seller has all licenses and permits (federal, state and local) required by governmental authorities to own, operate, and carry on the Business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits that remain unresolved as of the Closing Date, including but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

7.12 Customers and Suppliers.

(a) The books and records of Seller contain a correct and complete list of each of the customers and suppliers of the Business who have dealt with the Business during the three (3) year period ending on the date hereof.

(b) Schedule 7.12(b), attached hereto and incorporated herein by reference, sets forth the top ten (10) customers of Seller based on the dollar amount of revenues earned by Seller for 2019, 2020 and 2021, and the revenues generated from such customers (collectively, the “Material Customers”). Seller has not received any notice that any Material Customer has ceased or materially reduced, or intends to cease or materially reduce its relationship with Seller.

(c) Schedule 7.12(c), attached hereto and incorporated herein by reference, sets forth the top ten (10) suppliers of each of Seller based on the consideration Seller has paid to such supplier for 2019, 2020 and 2021 for goods or services rendered (collectively, the “Material Suppliers”). Seller has not received any notice that any Material Supplier has ceased or materially reduced, or intends to cease or materially reduce its relationship with Seller.

(d) To Seller’s Knowledge, there are no existing conditions or state of facts or circumstances which have materially and adversely affected, or are expected to materially and adversely affect, the relationship of the Business with Material Customers or Material Suppliers if it is acquired by Data443, or which has prevented or will prevent such business from being carried on by the Business, after the Closing, in essentially the same manner as it is currently carried on.

7.13 Leases and Similar Agreements. Except as set forth in Schedule 7.13, attached hereto and incorporated herein by reference, none of the Purchased Assets are bound by or subject to, any leases or other similar agreements or instruments, whether as lessor or lessee. With regard to all such disclosed leases and similar agreements, Seller has delivered to Data443 any and all consents or waivers of other parties necessary for the continuation of the leases and similar agreements upon the same terms and conditions in effect as of the Closing.

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7.14 Material Agreements. Except as set forth in Schedule 7.14, attached hereto and incorporated herein by reference, Seller is not a party to, nor are any of the Purchased Assets bound by or subject to, any of the following:

(a) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents or copyrights (or applications therefore), know-how or technical assistance, or other proprietary rights (other than trademark agreements which are entered into in the ordinary course of the Seller’s business in conjunction with sales agreements);

(b) agreement or other arrangement for the sales of goods or services by the Seller to any government or governmental authority (other than pursuant to open purchase orders issued by such entities);

(c) agreement with any vendor, distributor, dealer, sales agent or representative other than contracts or orders for the purchase or sale of goods made in the usual and Ordinary Course of Business at an aggregate price per contract or order of less than $10,000 or on terms of less than ninety days under any such contract or order;

(d) any dealer, distributor, original equipment manufacturer, value added reseller, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any Products, service or technology of Seller which is included in the Purchased Assets or which relates to the Business;

(e) any agreement providing for the development of any software, content, technology or intellectual property for (or for the benefit or use of) Seller, or providing for the purchase or license of any software, content, technology or intellectual property to (or for the benefit or use of) Seller, which software, content, technology or intellectual property is in any manner used or incorporated (or is presently contemplated by Seller to be used or incorporated) in connection with any aspect or element of the Products, service or technology of Seller which is included in the Purchased Assets or which relates to the Business (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(f) any agreement that could reasonably restrict Data443 from freely setting prices for the Products or Data443’s services or technologies (including most favored customer pricing provisions) relating to the Business or that grants any exclusive rights relating to the Business to any party;

(g) agreement with any supplier or customer with respect to discounts (other than those reflected on the Seller’s current price lists) or allowances or extended payment terms;

(h) joint venture or agreement with any other person;

(i) agreement which restricts Seller from doing business anywhere in the world; or

(j) long-term services agreement.

7.15 Employees.

(a) Schedule 7.15, attached hereto and incorporated herein by reference, contains a list of (i) all employees of Seller, along with the position and the annual rate of compensation of each such person; and, (ii) all independent contractors of Seller rendering services to Seller, along with a brief description of the terms of each such contractor’s arrangement. Except as set forth on Schedule 7.15, each such employee and contractor has entered into a confidentiality and assignment of inventions agreement with Seller.

(b) Except as set forth in Schedule 7.15, Seller has no Knowledge of any former employees of Seller engaged in an enterprise competitive with the Business.

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(c) Except as set forth in Schedule 7.15, and except as otherwise provided for herein, Seller is not a party to any employment agreement, independent contractor agreement, or similar arrangement or agreement, whether it be reduced to written form or an oral promise.

7.16 Restrictive Covenants. Schedule 7.16, attached hereto and incorporated herein by reference, represents a list of all restrictive covenant agreements and arrangements held by Seller with regard to the Business. All of such contracts are hereunder assigned to Data443, and Seller has the requisite power and ability to so assign all said contracts, copies of which are also attached hereto as part of Schedule 7.16.

7.17 Intellectual Property Assets.

7.17.1. Sufficiency. Except as set forth on Schedule 7.17, the Intellectual Property Assets are all those necessary for the operation of the Business by Seller as it is currently conducted in the Ordinary Course of Business, and all such material Intellectual Property Assets are listed on Schedule 7.17, attached hereto and incorporated herein by reference. Seller is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Security Interests and encumbrances of any kind, and has the right to use without payment to a third party all of the Intellectual Property Assets. To the extent that any employee or former employee of Seller has developed or invented or otherwise produced any of the Intellectual Property Assets, to Seller’s Knowledge, all such former and current employees of Seller have assigned or otherwise transferred to Seller all ownership and other rights of any nature whatsoever (to the extent permitted by applicable law) of such Person in any Intellectual Property Assets owned, intended to be owned or used by Seller in the Business. No such employee or former employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Seller.

7.17.2. Compliance. All software developed by Seller and licensed by Seller to customers and all services provided by or through Seller to customers in connection with the Business on or before the Closing Date conform in all material respects (to the extent required in agreements with such customers) to applicable contractual commitments, express and implied warranties, and to any representations provided to customers and Seller has no material liability (and, to Seller’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any material liability relating to the foregoing agreements) for replacement or repair thereof or other damages in connection therewith. Seller has made available to Data443 all documentation relating to the testing of the Products and plans and specifications for Products currently under development by Seller.

7.18 Other Arrangements. Seller is not a party to any contract, commitment or agreement, nor are any of the Purchased Assets subject to, or bound or affected by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which is not applicable to the Business generally, which would, individually or in the aggregate, materially adversely affect the Business or any of the Purchased Assets. Seller is also not a party or subject to any agreement, contract or other obligation which would require the making of a change of control or severance payment to any other person as a result of the consummation of the transactions contemplated herein.

7.19 Material Defaults. Except as set forth in Schedule 7.19, neither Seller, nor the Business, is in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and, to Seller’s Knowledge, no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which Seller or the Business is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of the Business.

7.20 Tax Matters.

(a) Seller has filed or caused to be filed all Tax Returns (federal, state and local) required to be filed by it, and all such Tax Returns filed are complete and accurate in all material respects.

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(b) Seller has paid or caused to be paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (federal, state and local) due and payable by it.

(c) Seller has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities.

(d) Seller is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local, or foreign laws, and the rules and regulations thereunder.

(e) No examination or audit of any Tax returns of Seller by any governmental entity is currently in progress or, to the Knowledge of Seller, threatened or contemplated. Seller has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

7.21 Intentionally Deleted.

7.22 Product Warranty. None of the Products is subject to any guaranty, warranty, right of return, or other indemnity beyond the documented terms and conditions of sale, license, or lease (or any applicable warranty obligations imposed by law). Schedule 7.22, attached hereto and incorporated herein by reference, sets forth the aggregate expenses incurred by Seller in fulfilling its obligations under its guaranty, warranty, right of return, swap out, and indemnity provisions during each of the last three calendar years. Seller is not aware of any reason why such expenses should significantly increase as a percentage of sales in the future. There is no demand, claim, debt, suit, cause of action, arbitration or other proceeding pursuant to any Seller guaranty, warranty or other indemnity made or asserted or, to Seller’s Knowledge, pending or threatened by any third party that relates to the Purchased Assets, whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, or related to any services rendered as part of the Business prior to the Closing Date.

7.23 Rebates and Return Obligations. Seller has not entered into, or offered to enter into, any agreement, arrangement or understanding (whether written or oral) in connection with the Business pursuant to which Seller is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer or distributor. Data443 will not be obligated to accept returns with respect to any customer or distributor of Products sold by Seller prior to the Closing Date, or to incur any costs for materials and labor pursuant to any guaranty, warranty, or indemnity obligations of Seller, other than as expressly required under the Maintenance Obligations and Assigned Contracts.

7.24 Privacy and Data Security. With regard to matters of privacy and data security:

(a) To Seller’s Knowledge, Seller has been and is in compliance in all material respects with all applicable Requirements of Law regarding the collection, creation, processing, use, disclosure, storage, transfer and secure destruction of sensitive data, which was collected or processed in connection with the Business (collectively, “Data Protection Laws”). Except as would not, individually or in the aggregate, be expected to be material to the Business taken as a whole, Seller has made all required material filings, disclosures and registrations under applicable Data Protection Laws with any relevant governmental authority, to the extent applicable, and all such filings, disclosures and registrations are current and up-to-date) in all material respects.

(b) Seller has not and does not collect, create, process, use, disclose, store, transfer or destroy any Protected Health Information (as defined under HIPAA) from or on behalf of any source, and therefore is exempt from HIPAA’s requirements.

(c) Seller has established, implemented, and maintains privacy, data security and cybersecurity policies, programs and procedures that are in compliance in all material respects with any applicable Requirement of Law, and Seller’s obligations under any agreement, including reasonable and appropriate administrative, technical and physical safeguards, and disaster recovery, business continuity, and incident response plans, designed to protect the confidentiality, integrity, availability and security of sensitive data in its possession, custody or control against unauthorized access, use, disclosure or other misuse, and to safeguard the Business against the risk of material business disruption.

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(d) Except as set forth in Schedule 7.24, attached hereto and incorporated herein by reference, to Seller’s Knowledge: (i) there have been no material failures, breakdowns, continued substandard performance, introduction of any malware, viruses, ransomware, bugs, or other malicious codes into any of the systems of the Business that have caused a material disruption or material interruption in or to the use of such Business systems; (ii) there have been no privacy or data security breaches (including ransomware or a cyber-attack) resulting in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any sensitive data or Trade Secrets or that triggered any reporting requirement under any breach notification law or contract provision; and, (iii) no service provider (in the course of providing services for or on behalf of Seller) has suffered any material privacy or data security breach that resulted in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any sensitive data of the Business.

(e) Seller does not store or transfer any sensitive data offshore to, or receives any sensitive data from, any location outside the United States of America.

7.25 Securities. With regard to matters of securities and applicable federal and state securities laws:

(a) The Selling Parties have substantial experience in evaluating and investing in securities of companies similar to ATDS and acknowledge that each can protect its own interests. The Selling Parties have such knowledge and experience in financial and business matters so each is capable of evaluating the merits and risks of receipt of the Issued Shares. Each of the Selling Parties is an “accredited investor” within the meaning of the Securities Act.

(b) The Selling Parties understand that the Issued Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, and that the availability of any exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations of the Selling Parties as expressed herein or otherwise made pursuant hereto.

(c) None of the Selling Parties are subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

(d) Seller is acquiring the Issued Shares for its own account, for investment purposes only, and with no present intention of distributing, selling, or otherwise disposing of the Issued Shares (other than distributions of the Issued Shares to Seller’s owners).

7.26 Solvency. After due inquiry and negotiation, Seller believes in good faith that the Purchase Price represents fair and reasonably equivalent consideration for the Purchased Assets and title thereto transferred to Data443 under this Agreement. Seller is not now insolvent, and Seller will not be rendered insolvent by the sale, transfer, and assignment of the Purchased Assets pursuant to this Agreement (where “insolvent” means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of Seller’s assets). Immediately after giving effect to the transactions contemplated hereby, (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and; (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all debts and judgments promptly in accordance with their terms. Seller is not entering into this Agreement or any of the Closing Documents with the intent to defraud, delay, or hinder any of its creditors, and Seller intends to use the Purchase Price to satisfy its existing obligations. None of the transactions contemplated by this Agreement or any of the Closing Documents will give rise to any right of any creditor of Seller whatsoever to lodge any claim against Data443 or any of the Purchased Assets in the hands of Data443.

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7.27 Other Matters. Seller has not taken and has not agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement.

7.28 No Other Representations or Warranties. Seller has not made, nor shall be deemed to have made, and neither Seller nor any of its members, managers, officers, employees, agents or other representatives is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to Seller or the Purchased Assets, except as specifically set forth in this Article VII.

7.29 Disclosure. No representation or warranty made by Seller in this Agreement or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Seller has disclosed to Data443 all material information known to it related to Seller and the Business, and their respective condition, operations and prospects.

7.30 Brokers. Seller represents and warrants that a broker has acted for it in connection with this Agreement and the transactions contemplated hereby as referenced in Schedule 7.30 and Seller is responsible for all fees payable to such broker.

VIII

REPRESENTATIONS AND WARRANTIES BY DATA443 AND ATDS

Except as expressly set forth to the contrary in Schedules attached to this Agreement, Data443 and ATDS, jointly and severally, hereby represent and warrant to Seller as follows, as of the Closing Date:

8.1 Organization.

(a) Data443 is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Data443 is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) ATDS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. ATDS is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

8.2 Authorization

8.2.1. Operation of Business. Each of Data443 and ATDS has the corporate power and authority to own and operate its properties and to carry on its business as now being conducted. Each of Data443 and ATDS has the corporate authority to enter into, execute, and deliver this Agreement and each other Closing Document to which it is a party, and to consummate the transactions contemplated hereunder and thereunder.

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8.2.2. Execution of Agreement. Each of Data443 and ATDS has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and each of the Closing Documents to which it is a party, as well as all transactions contemplated hereunder and thereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery, and performance by Data443 and ATDS of this Agreement, and each of the Closing Documents to which it is a party. This Agreement has been, and as of the Closing Date, each of the Closing Documents to which Data443 or ATDS is a party will be, duly and validly executed and delivered by Data443 and/or ATDS, as applicable, and constitute the valid and binding obligations of Data443 and/or ATDS, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

8.3 Effect of Agreement. As of the Closing, the consummation by each of Data443 and ATDS of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will not:

(a) Violate any Requirement of Law applicable to or binding upon Data443 or ATDS;

(b) Violate (i) the terms of the Articles of Incorporation or Bylaws of Data443 or ATDS; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Data443 or ATDS or to which Data443 or ATDS is subject; or

(c) Accelerate or constitute an event entitling the holder of any indebtedness of Data443 or ADTS to accelerate the maturity of such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any part of the assets of Data443 or ATDS or any other assets of Data443 or ATDS under any agreement, commitment, contract (written or oral) or other instrument to which Data443 or ATDS is a party, or by which any of its assets (or any part thereof) is bound or affected.

8.4 R&W Insurance Policy.

(a) Data443 shall satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy and take all steps as may be reasonably required to cause the R&W Insurance Policy to be issued as of the Closing Date.

(b) Unless otherwise required by applicable law, from and after the date hereof, Data443 shall not and shall not permit any of its Affiliates to take any action with the intention of causing the R&W Insurance Policy or the rights of any party thereunder to be amended, terminated, cancelled or waived in a manner that would have a material and adverse impact on Seller.

8.5 Investigation. On or prior to the Closing, Data443 and ATDS will inspect the physical condition of the Purchased Assets, and will have also had the opportunity to investigate the books, records, and the Financial Statements of Seller. As of the Closing, Data443 will be purchasing the Purchased Assets based upon its own independent investigation and evaluation of the Business and its prospects, and the covenants, representations, and warranties of Seller set forth herein. Each of Data443 and ATDS is expressly not relying on, and expressly disclaims reliance on, any representations made by Seller with regard to the Purchased Assets or the Business other than those representations and warranties set forth in Article VII of this Agreement.

8.6 Absence of Litigation. There is no action pending or, to the Knowledge of Data443 or ATDS, threatened against or affecting Data443 or ATDS, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay the consummation by Data443 or ATDS of the transactions contemplated hereunder.

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8.7 SEC Documents. ATDS has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of ATDS included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP during the periods involved and fairly present in all material respects the consolidated financial position of ATDS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

8.8 Brokers. Each of Data443 and ATDS represents and warrants that no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby and that no broker or finder is entitled to any brokerage or finder’s fee or other commission from Data443 or ATDS.

IX

INTENTIONALLY DELETED

X

INTENTIONALLY DELETED

XI

INTENTIONALLY DELETED

XII

REGULATORY FILINGS AND COMPLIANCE

12.1 Required Filings. The Parties shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity. As promptly as practicable after the date hereof, the Parties shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any governmental entity in connection with this Agreement and the transactions contemplated hereby.

12.2 Exchange of Information. Each of the Parties shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 12.1, above. Except where prohibited by applicable legal requirements, each of the Parties shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any governmental entity by or on behalf of any Party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any governmental entity in connection with this Agreement or the transactions contemplated hereby. However, with respect to any such filing, presentation or submission, each of the Parties need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any governmental entity applicable to such Party requires such Party to restrict or prohibit access to any such properties or information.

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12.3 Notification. Each of the Parties will notify the other promptly upon the receipt of: (i) any comments from any officials of any governmental entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any governmental entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable legal requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 12.1, above, the responsible Party will promptly inform the other of such occurrence and cooperate in filing with the applicable governmental entity such amendment or supplement.

XIII

CLOSING DATE AND TRANSFER DATE

13.1 Closing Date. The closing of the transactions contemplated under this Agreement (the “Closing”) and the transfer of the Purchased Assets by Seller to Data443 shall take place simultaneously with the execution of this Agreement by electronic delivery of the Closing Documents. The date on which the Closing occurs is also referred to herein as the “Closing Date” and the Closing shall be effective as of 11:59 p.m. central time on the Closing Date (the “Effective Time”).

13.2 Obligations of Seller. At the Closing, Seller shall deliver or cause to be delivered to Data443 the following:

(a) Executed Closing Documents;

(b) Executed resolution from the Majority Members authorizing the transactions contemplated hereunder and under the Closing Documents; and

(c) Any governmental and third party consents, approvals, assurances or UCC termination statements necessary for the consummation of the transactions contemplated by this Agreement or as may be required to permit Seller to deliver the Purchased Assets free and clear of any and all liens, claims, encumbrances or restrictions (except as shown on Schedule 5.2 and expressly assumed by Data443 hereunder).

13.3 Obligations of Data443. At the Closing, Data443 or ATDS shall deliver or cause to be delivered to Seller:

(a) Data443’s funds, by wire transfer, in the amount of Two Hundred Fifty Thousand Dollars ($250,000);

(b) The Note, duly executed by Data443;

(c) A copy of the R&W Insurance Policy and evidence of the issuance thereof;

(d) All Closing Documents to which Data443 or ATDS is a party, duly executed by Data443 or ATDS; and

(e) Board of Directors resolution of Data443 and ATDS authorizing the transactions contemplated hereunder and under the Closing Documents.

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13.4 Transfer of Ownership; License of Intellectual Property.

(a) The Business and the Purchased Assets other than and excluding the Intellectual Property Assets shall be under the ownership of Data443 immediately as of and the completion of the Closing.

(b) Notwithstanding anything in this Agreement to the contrary, Data443 acknowledges and agrees that ownership of the Intellectual Property Assets shall not transfer to Data443 until the Note is repaid in full (unless earlier terminated in accordance with this Section) (the “License Term”). During the License Term, Seller hereby grants to Data443 an exclusive, worldwide, fully-paid, royalty-free, non-divisible, non-transferable license to use the Intellectual Property Assets. During the License Term, Seller shall not use the Intellectual Property Assets for any purpose other than to provide the exclusive license granted herein to Data443 and shall not license all or any portion of the Intellectual Property Assets to any third party. During the License Term, Data443 shall be responsible for paying for all maintenance, filing and other fees needed to maintain the registered Intellectual Property Assets. Except for the license rights expressly granted to Data443 in this Section 13.4(b), no ownership or license or other rights to any Intellectual Property Assets is granted to Data443, its Affiliates or any other Person under this Agreement, and Seller expressly reserves its rights in and to all such Intellectual Property Assets. Seller shall retain exclusive ownership of the Intellectual Property Assets and all improvements, enhancements, modifications and derivative works thereof created by Data443 or its Affiliates during the License Term. The license granted in this Section 13.4(b) shall terminate immediately upon written notice to Data443 in the event that Data443 breaches or violates any of its obligations to Seller under this Agreement or the Note, provided that Seller must first give Data443 written notice of the breach or violation and a ten (10) day period to cure such breach or violation. Upon payment in full of the Note, Seller shall transfer ownership of all of the Intellectual Property Assets to Data443 and hereby agrees to execute such intellectual property assignments and other documents reasonably requested by Data443 to effectuate the transfer.

XIV

POST-CLOSING RESTRICTIONS ON THE SELLING PARTIES

14.1 Confidentiality. From and after the Execution Date, each of the Selling Parties shall hold in confidence, and shall use best efforts to have each of its Affiliates hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Business and the Purchased Assets (including without limitation all information related to Products and all other technical and financial data and information related to the Business) and shall not disclose or make use of the same without the written consent of Data443, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by any of the Selling Parties or as necessary for completing any of Seller’s financial statements or any Tax Returns of any Seller Party, or as required by law to be disclosed.

14.2 Non-Competition. Each of the Selling Parties hereby covenants and agrees with Data443 that, at all times during the thirty six (36) months following the Closing Date, none of the Selling Parties or any of their respective Affiliates shall, directly or indirectly engage in any Competing Business (i) in any state of the United States; or, (ii) in any country in which Seller has conducted business (including, without limitation, any county, state, territory, possession or country in which any customer of Seller is located or in which Seller has solicited business). The Selling Parties acknowledge and agree that Seller shall be deemed for the purpose of this Section 14.2 to have engaged in business at a national level in each state of the United States of America. For purposes of this Section 14.2, “Competing Business” shall mean any business, activity or enterprise that is competitive with or is substantially similar to the Business immediately following the Closing Date, and “engaging in” shall mean actively investing in (and shall not include passively investing in any company that makes bona-fide investments), soliciting customers for, owning stock or any other equity interest in, lending money to, guaranteeing the debts or obligations of, permitting one’s name to be used in connection with, or otherwise engaging in, either individually or in partnership or conjunction with any other person or entity. Notwithstanding the above, nothing contained in this Section 14.2 shall prohibit any of the Selling Parties or its affiliates from holding and making investments in securities of any corporation or limited partnership whose securities are traded on a national securities exchange or are quoted on NASDAQ or an over-the-counter market, provided that such equity interest therein does not exceed five percent (5%) of the outstanding shares or interests in such corporation or partnership.

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14.3 Non-Solicitation of Business. In addition to, and not in limitation of, Section 14.2, each of the Selling Parties agrees with Data443 that, at all times during the thirty six (36) months following the Closing Date, none of the Selling Parties will, either for itself or for or on behalf of any other Person, directly or indirectly (i) induce or influence any customer, supplier, distributor, broker, consultant or any other person or entity that had a business relationship with Seller prior to the Execution Date to terminate such relationship or to discontinue or reduce the extent of its relationship with Data443 to the extent such relationship relates to the Business; or, (ii) attempt to sell, license, or provide the same or similar products or services as are now, or have previously been provided by the Business, to current or past customers of the Business.

14.4 Non-Solicitation of Employees and Consultants. In addition to, and not in limitation of, Sections 14.2 and 14.3, above, each of the Selling Parties agrees with Data443 that, at all times during the thirty six (36) months following the Closing Date, none of the Selling Parties shall for its or any of its Affiliate’s benefit directly or indirectly solicit, induce or otherwise seek to divert, or attempt to induce any employee of or consultant to Seller hired by Data443, to terminate his or her employment or engagement with Data443 or any Affiliate of Data443, or to take or accept employment with any other party; provided, however, nothing set forth herein shall limit or restrict the Selling Parties from general advertisements of employment provided that they are not directed specifically at employees or consultants of Data443 or any of its Affiliates.

14.5 Mutual Non-Disparagement. After the Closing Date, each Selling Party, on the one hand, and each of Data443 and ATDA on the other hand, agrees not to, and to cause its respective Affiliates not to, disparage any other Party or any of their respective Affiliates.

14.6 Remedies. The Parties and the Majority Members acknowledge and agree that the breach or attempted or threatened breach of any of the provisions of Sections 14.1 through 14.5, inclusive, will result in immediate and irreparable injury to Data443, for which it will not have an adequate remedy at law and for which monetary damages are not readily calculable. Therefore, Data443 shall be entitled to seek injunctive and other equitable relief restraining and prohibiting such breach or threatened breach, including, without limitation, obtaining a temporary and permanent injunction, enjoining any such breach or attempted or threatened breach (without being required to post a bond or other security or to show any actual damages). The right to an injunction and other equitable relief shall be in addition to, and cumulative with, all other rights and remedies available to the parties at law, in equity or otherwise. Notwithstanding anything herein to the contrary, any breach or violation of this Article XIV shall be governed by the provisions of this Section 14.6 and shall not be subject to the indemnification provisions set forth in Article XVI of this Agreement.

14.7 Independence of Agreements. The provisions of this Article XIV are in addition to and independent of any agreements or covenants contained in any employment, consulting, or other agreement between Data443 and any of the Majority Members or any employee of Seller subsequently hired by Data443.

14.8 Enforceability and Modification. The Selling Parties acknowledge that without the provisions of this Article XIV, Data443 would not enter into this Agreement or consummate the transactions contemplated hereunder, and that the terms and conditions of this Article XIV are reasonable and necessary to protect and preserve the legitimate business interests of Data443 and the value of the Purchased Assets, and to prevent any unfair advantage conferred on the Selling Parties. Accordingly, each of the Selling Parties shall be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the Parties and the Majority Members that such provisions shall be enforced to the fullest extent permitted by law. Without limiting the generality of the foregoing, if any provision of this Article XIV shall be held by any court of competent jurisdiction or another competent authority to be illegal, invalid, or unenforceable, such provision shall be reformed so that it will be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid, or unenforceable, and such illegality, invalidity, or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

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XV

ADDITIONAL POST-CLOSING OBLIGATIONS AND AGREEMENTS

15.1 Intentionally Deleted.

15.2 Books and Records. From and after the Closing Date, each Party shall have reasonable access to inspect and copy all books and records relating to the Purchased Assets and the Business that the other may retain after the Closing Date. Such access shall be afforded by the Party maintaining such records upon receipt of reasonable advance notice and during normal business hours. Nothing contained in this Section 15.2 shall require either Party to retain any books or records longer than such books or records would otherwise have been retained in the Ordinary Course of Business but for the transactions contemplated by this Agreement. However, if the Party maintaining such records shall desire to dispose of any of such books and records, such Party shall, prior to such disposal, give the other Party a reasonable opportunity, at such other Party’s expense, to segregate and remove such books and records as such other Party may select.

15.3 Audited Financials. Following the Closing, Data443 shall prepare, at Data443’s sole cost and expense audited financials of Seller’s last two full fiscal years. Said financials shall comply with rules and regulations of the SEC related to the acquisition of a business, and sufficient for filing with the SEC. Seller shall make available to Data443 any information and documentation reasonably requested by Data443 or its representatives for purposes of completing the audit.

15.4 Continued Use Of Name. From and after the Closing, Seller shall make no further use of the name “SmartShield” or any similar derivation thereof, for any purpose other than providing the license to Data443 pursuant to Section 13.4(b) hereof.

15.5 Customer Transition Matters. Seller shall use commercially reasonable efforts to assist Data443 in transitioning the customers of the Business to Data443. If, following the Closing, any customers of the Business remit payment of any accounts receivable accrued by Seller prior to the Closing Date to Data443, Data443 shall pay such amount to Seller within five (5) business days following receipt thereof from the customer.

15.6 Advisory Board. ATDS shall consider, in good faith, the appointment of John A. Modica and Ben “Tripp” Manheimer III to its advisory board.

15.7 Transition Services Agreements. Seller shall assist with the good faith negotiations and execution of transition services agreements with those individuals, if any, selected by Data443, with all terms and conditions to be determined in good faith by all parties.

15.8 Employees of Seller. Seller will be solely responsible for paying to its employees all salary, bonuses, accrued vacation and severance benefits, if any, and providing to such employees any COBRA and continuation medical coverage as may be required with respect to their employment prior to Closing. Data443 shall offer all employees of Seller other than those set forth on Schedule 15.8 employment with Data443 effective as of the Closing.

15.9 Payment of Transaction Expenses. Except as otherwise set forth in Section 4.3.3, all expenses incurred by a Party in connection with the negotiation of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby will be borne solely and entirely by the Party that incurred such expenses.

15.10 Public Disclosure. The Parties shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereunder, and neither Party shall issue any such press release or make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. However, Data443 may, without the prior written consent of, but with prior reasonable notice to, Seller, make such public statement in a filing with the SEC in order to comply with applicable filing requirements of the SEC.

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15.11 Closing Documents. At Closing, the Parties shall execute all additional Closing Documents, which are intended to include, without limitation, all agreements attached hereto as Exhibits, as well as all documents necessary to assign Intellectual Property Assets, which will be notarized if requested by Data443.

15.12 Bulk Sales Compliance. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Data443, it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction shall be the liability of Seller.

XVI

SURVIVAL AND INDEMNIFICATION PROVISIONS

16.1 Survival of Representations. All of the covenants, agreements, representations, and warranties made by each party in this Agreement, or pursuant hereto or in connection with the transactions contemplated hereby, shall survive the Closing for a period of two (2) years. Any claim for indemnification must be asserted in writing in reasonable detail against the indemnifying party on or prior to the second (2nd) anniversary of the Closing Date. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival period set forth and agreed to in this Section 16.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

16.2 Indemnification by Data443. Data443 and ATDS, jointly and severally, hereby covenant and agree that notwithstanding any investigation made at any time by or on behalf of Seller or any information Seller may have following the Closing, Data443 and ATDS shall, jointly and severally, indemnify and defend Seller, each Majority Member, their respective Affiliates, and each of their respective directors, officers, shareholders, managers, members, partners and employees, and each of their successors and assigns (each individually referred to herein as a “Seller Indemnified Party”) and hold each harmless from, against and in respect of any and all Losses arising by reason of or in connection with any of the following:

(a) Any and all Losses against a Seller Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise attributable to any event occurring after the Closing, relating to the Assumed Liabilities, the use of the Purchased Assets, the Intellectual Property Assets or the operation by Data443 of the Business from and after the Closing, except if (i) such liability results from or arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any other agreement referred to herein, any Schedule or Exhibit hereto, any of the Closing Documents, or any certificate, instrument or writing delivered in connection herewith or therewith, or (ii) such liability is included under Section 16.3, below;

(b) Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by Data443 in this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Closing Documents, or any certificate, instrument or writing delivered in connection therewith;

(c) Any attempt (whether or not successful) by any person to cause or require a Seller Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Data443; and

(d) Any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 16.2. However, Data443 shall not be obligated to indemnify a Seller Indemnified Party and hold it harmless under this Section 16.2 with respect to any settlement of a claim to which Data443 has not consented, which consent shall not unreasonably be withheld, conditioned or delayed.

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16.3 Indemnification by Seller. Seller hereby covenants and agrees that, following the Closing, Seller shall indemnify Data443 and its directors, officers, shareholders, managers, members, partners, employees and Affiliates, and each of their successors and assigns (each individually referred to herein as a “Data443 Indemnified Party”) and hold each harmless from, against and in respect of any and all Losses arising by reason of or in connection with any of the following:

(a) Any and all Losses against a Data443 Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise, to the extent arising out of the Excluded Assets or any liabilities of Seller other than and excluding the Assumed Liabilities;

(b) Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any other agreement referred to herein or any of the Closing Documents;

(c) Any tax liabilities, and all interest, penalties, assessments and all other Losses in respect thereof, arising out of the Business for any period prior to the Closing; and

(d) Any and all Losses arising from or in any way related to any bonus, pension, profit sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing benefits to employees of Seller prior to Closing.

16.4 Right to Defend.

(a) If the facts giving rise to any claim for indemnification under this Article XVI shall involve any actual claim or demand by any third person against a Data443 Indemnified Party or a Seller Indemnified Party (referred to hereinafter as an “Indemnified Party”), the indemnifying party shall be entitled to written notice of such claim from the Indemnified Party within fifteen (15) days after the Indemnified Party received notice of such third party claim. The indemnifying party shall be entitled to (without prejudice to the right of any Indemnified Party to participate at its own expense with counsel if its own choosing) defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice. However, if the defendants in any action shall include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article XVI, for all costs and expenses incurred by it in connection therewith. If the Indemnified Party has assumed the defense of any third party claim, it shall not enter into any settlement without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld. If the indemnifying party has assumed the defense of any third party claim, it shall not enter into any settlement without the prior written consent of the Indemnified Party, which consent shall not unreasonably be withheld, conditioned or delayed.

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(b) Any claim by an Indemnified Party on account of a Loss which does not result from a third party claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the indemnifying party written notice thereof with fifteen (15) days after the Indemnified Party becomes aware of such Direct Claim. The failure of the Indemnified Party to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations hereunder, except and only to the extent that the indemnifying party is materially prejudiced by reason of such failure. The indemnifying party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the indemnifying party to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the indemnifying party’s investigation by giving such information and assistance as reasonably requested. If the indemnifying party does not so respond within such thirty (30) day period, the indemnifying party shall be deemed to have rejected such Direct Claim. If the indemnifying party rejects all or any part of a Direct Claim, the Parties shall attempt in good faith for thirty (30) days to resolve such Direct Claim. If no such agreement can be reached through good faith negotiation within such thirty (30) day period, either Party may commence a legal proceeding in accordance with Section 3.3.3 of this Agreement.

16.5 Limitations. Notwithstanding anything herein to the contrary, the indemnification obligations of the Parties shall be subject to the following limitations:

(a) Seller’s aggregate liability for all Losses under this Agreement shall be capped at an amount equal to the deductible (valued at Closing) under the R&W Insurance Policy (“Deductible”); provided, however, that if the Deductible is greater than $30,000, Seller’s aggregate liability shall be capped at $30,000 (the “Deductible Ceiling”). The sole source of recovery by the Data443 Indemnified Parties for any and all Losses under this Agreement shall be limited to the Deductible (subject to the Deductible Ceiling) and recovery under the R&W Insurance Policy. Data443, on behalf of itself and the other Data443 Indemnified Parties, hereby further acknowledges and agrees that the provisions of this Section 16.5(a) shall apply and shall remain in full force and effect regardless of whether (i) Data443 obtains at or following the Closing, or maintains following the Closing, the R&W Insurance Policy; (ii) the R&W Insurance Policy is, for any reason, terminated, revoked, cancelled, exhausted, modified, amended or otherwise altered in any form; or (iii) any claims are made by a Data443 Indemnified Party under the R&W Insurance Policy and such claim is denied.

(b) Losses shall not include (i) exemplary or punitive damages, (ii) special, indirect or consequential damages of any kind, or (iii) any damages or losses that were not the reasonably foreseeable result of the breach or action giving rise to such Losses without regard to any special circumstances of the Indemnified Party.

16.6 Payment of Indemnification Claims. Subject to the limitations set forth in Section 16.5, once a Loss is agreed to and/or accepted by Seller or finally adjudicated to be payable by Seller pursuant to this Article XVI, as evidenced by a final non-appealable order, Data443 shall set off the amount of the Loss against the Note. If the Note is paid off prior to the second anniversary of the Closing Date (a) with all or a portion of Common Stock of ADTS (“Issued Shares”), then a number of Issued Shares valued at an amount equal to the Deductible (subject to the Deductible Ceiling) at the time the Note is paid off shall be placed in an indemnity escrow pursuant to an escrow agreement in a form mutually acceptable to the Parties (“Indemnity Escrow”) to satisfy any future indemnity claims against Seller; or (b) with only cash (and no Issued Shares), then cash in an amount equal to the Deductible (subject to the Deductible Ceiling) will be placed in the Indemnity Escrow to satisfy any future indemnity claims against Seller. The Indemnity Escrow will terminate on the two year anniversary of the Closing, and all remaining Issued Shares or cash held in the Indemnity Escrow will be distributed to Seller within five (5) days after termination thereof provided that there are no pending indemnification claims outstanding against Seller as of such date. The Data443 Indemnified Party’s sole source of recovery under this Agreement will be setoff against the Note, the Contingent Payments or the amount held in the Indemnity Escrow, subject in each case, to the Deductible (up to the Deductible Ceiling).

16.7 Knowledge of Breach. Notwithstanding any provision contained in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification under this Article XVI with respect to any matter of which such Indemnified Party had Knowledge as of the Closing.

16.8 Treatment of Indemnity Payments. All payments made by Seller to or for the benefit of a Data443 Indemnified Party pursuant to this Article XVI will be treated as an adjustment to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

16.9 Exclusive Remedy. Subject to the rights of the Parties set forth in Section 14.6 and Section 18.2, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XVI.

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XVII

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 18.9, below, as follows:

If to Seller:	With a copy to:

Centurion Holdings I, LLC	Greensfelder, Hemker & Gale, P.C.
Attn: Ben “Tripp” Manheimer III	Attn: Edward A. Chod
P.O. Box 528	10 S. Broadway, Suite 2000
Arnold, MO 63010	St. Louis, MO 63102
Email: trippmanh@yahoo.com	Email: eac@greensfelder.com

If to Data443:	With a Copy to:

Data443 Risk Mitigation, Inc.	Data443 Risk Mitigation, Inc.
101 J Morris Commons LN, STE105	101 J Morris Commons LN, STE105
Morrisville, NC	Morrisville, NC
27560	27560
legal@data443.com	legal@data443.com

XVIII

ADDITIONAL PROVISIONS

18.1 Executed Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by Fax or E-Mail, such signature shall create a valid and binding obligation of that Party (or on whose behalf such signature is executed) with the same force and effect as an original thereof. Any photographic, photocopy, or similar reproduction copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

18.2 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement.

18.3 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

18.4 Recovery of Fees by Prevailing Party. In the event of any legal action (including arbitration) to enforce or interpret this Agreement, the non-prevailing Party shall pay the reasonable attorneys’ fees and other costs and expenses (including expert witness fees) of the prevailing Party in such amount as the may be determined. In addition, such non-prevailing Party shall pay reasonable attorneys’ fees incurred by the prevailing Party in enforcing, or on appeal from, a judgment in favor of the prevailing Party. The preceding sentence is intended by the Parties to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

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18.5 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

18.6 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

18.7 Consents, Approvals, and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised.

18.8 Further Assurances. Each Party agrees (i) to furnish upon request to each other Party such further information; (ii) to execute and deliver to each other Party such other documents; and, (iii) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions envisioned hereunder. However, this provision shall not require that any additional representations or warranties be made and no Party shall be required to incur any material expense or potential exposure to legal liability pursuant to this Section 18.8.

18.9 Notices.

18.9.1. Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial over-night delivery service (such as Federal Express or UPS), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, on the day sent if sent before 5 pm in the time zone in which the recipient is primarily located, or on the next day if sent after 5pm; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial over-night delivery service, upon such delivery.

18.9.2. Consent to Electronic Transmission. Each Party hereby expressly consents to the use of Electronic Transmission for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmission” means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

18.9.3. Address Changes. Any Party may alter the Fax number, E-Mail address, physical address, or postage address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in accordance with the provisions of this Section 18.9.

18.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

18.11 Reasonable Efforts. Each Party shall cooperate in good faith with the other Parties generally, and in particular, the Parties shall use and exercise their reasonable efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future. However, the obligations under this Section 18.11 shall not include any obligation to incur substantial expense or liability.

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XIX

EXECUTION

IN WITNESS WHEREOF, this ASSET PURCHASE AGREEMENT has been duly executed by the Parties and shall be effective as of and on the Execution Date. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

DATA443:		SELLER:

DATA443 RISK MITIGATION, INC.,		CENTURION HOLDINGS I, LLC,
a North Carolina corporation		a Missouri limited liability company

BY:		BY:

NAME:	Jason Remillard	NAME:	Ben “Tripp” Manheimer III

TITLE:	President	TITLE:	Manager

DATED:		DATED:

BY:

		NAME:	John A. Modica

DATED:

ATDS:		MAJORITY MEMBERS:

DATA443 RISK MITIGATION, INC.,
a Nevada corporation		John A. Modica, individually

BY:		DATED:

NAME:	Jason Remillard
Ben “Tripp” Manheimer III, individually
TITLE:	President
DATED:
DATED:
SSJ7, LLC,
a Missouri limited liability company

BY:

		NAME:	Bill Bates

		TITLE:	Manager

DATED:

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